Exhibit 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF

QUDIAN INC.

Subsidiaries	Jurisdiction of Incorporation
QD Technology Limited	British Virgin Islands
QD Data Limited	Hong Kong
Qufenqi (Ganzhou) Information Technology Co., Ltd.*	PRC
Beijing Happy Time Technology Co., Ltd.*	PRC
Tianjin Happy Time Technology Co., Ltd.*	PRC
Tianjin Qufenqi Technology Co., Ltd.*	PRC
Beijing Happy Fenqi Technology Co., Ltd.*	PRC
Tianjin Happy Fenqi Technology Co., Ltd.*	PRC
Qufenqi (Beijing) Information Technology Co., Ltd.*	PRC
Ganzhou Happy Fenqi Technology Co., Ltd.*	PRC
Ganzhou Happy Fenqi Network Service Co.,Ltd.*	PRC
Fuzhou High-tech Zone Microcredit Co., Ltd.*	PRC
Fuzhou Happy Time Technology Co., Ltd.*	PRC
Ganzhou Happy Time E-Commerce Co., Ltd.*	PRC
Hunan Happy Time Technology Development Co., Ltd.*	PRC
Hunan Qudian Technology Development Co., Ltd.*	PRC
Ganzhou Happy Life Network Microcredit Co., Ltd.*	PRC
Ganzhou Qudian Technology Co., Ltd.*	PRC